EX99.28(d)(1)

1st Amended and Restated Appendix A
to the
INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST II
AND
ALPINE INVESTMENT MANAGEMENT, LLC

Fund/Class	Advisor Fee	Effective Date
ACR Multi-Strategy Quality Return (MQR) Fund	1.00%	12/31/14
ACR International Quality Return (IQR) Fund	1.00%	12/30/16

Amended and approved by the Board on October 19, 2016.

Agreed and accepted this _____day of _____________, 2016.

INVESTMENT MANAGERS SERIES TRUST II	ALPINE INVESTMENT MANAGEMENT, LLC

By:	By:
Print Name:	Print Name:
Title:	Title: